Exhibit 99.1

Summary of 2009 Non-Employee Director Compensation
(March 2, 2009)

The Non-employee Director compensation plan for 2009 (the "Plan") applies solely to members of the Company's board of directors who are not employees of the Company (each, a "Non-employee Director", and collectively, the "Non-employee Directors").  Pursuant to the Plan, each Non-employee Director will receive: (i) an annual cash compensation of $21,000; and (ii) an annual award of such number of shares of the Company's common stock that has a Fair Market Value (as defined in the Company's Amended and Restated 2005 Stock Incentive Plan) of $28,000 on March 2, 2009.  Each Non-employee Director serving on the Company's Audit Committee will receive an additional $875 per quarter in cash.